Exhibit 4.4

8x8, Inc.
2445 Mission College Boulevard
Santa Clara, CA 95054

September 30, 2004

Riverview Group, LLC
666 Fifth Avenue, 8th Floor
New York, New York 10103

Reference is made to (a) that certain Securities Purchase Agreement, dated as of June 21, 2004 (the "Securities Purchase Agreement"), by and among 8x8, Inc. (the "Company") and Riverview Group, LLC (the "Buyer") and (b) that certain Warrant to Purchase Shares of Common Stock, dated as of June 21, 2004 (the "Warrant"), issued to the Buyer in accordance with the terms and conditions of the Securities Purchase Agreement. Any capitalized term used herein and not defined herein shall have the meaning assigned to it in the Securities Purchase Agreement or in the Warrant.

Notwithstanding anything to the contrary in the Warrants, the Company and the Buyer hereby agree to the following clarifications and amendments:

1) Principal Market Regulation. Section 11(b) of the Warrant is hereby deleted in its entirety.

2) Certain Adjustments. Section 9(a) of the Warrant is hereby amended by adding the following to the end thereof:

"(vii) Minimum Exercise Price. Until such time as the Company receives any necessary stockholder approval, no adjustment pursuant to this Section 9(a) shall cause the Exercise Price to be less than $2.46, as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction."

Except as specifically modified by this letter, all other terms and conditions of the Warrant shall remain in full force and effect. This letter may be executed in counterparts.

Very truly yours,

8X8, INC.

By: ___________________________

Name:

Title:

ACKNOWLEDGED AND AGREED

ON SEPTEMBER 30, 2004

RIVERVIEW GROUP, LLC

By: ___________________________

Name:

Title: